Exhibit 10(e)-6

AMENDED AND RESTATED AGREEMENT (2009)
WITH WILLIAM A. COOPER

THIS AGREEMENT is made and entered into as of July 31, 2009 between TCF FINANCIAL CORPORATION, a Delaware corporation (the “Company”) and WILLIAM A. COOPER (“Cooper”).

R E C I T A L S:

WHEREAS, the Company is a bank holding company and Cooper is now and has been Chairman of the Board of the Company; and

WHEREAS, Cooper has been elected Chief Executive Officer of the Company effective July 26, 2008; and

WHEREAS, Cooper and the Company are parties to an agreement dated as of January 25, 2005 (the “Chairman’s Agreement”) and the Supplement to Chairman’s Agreement dated as of January 25, 2005 (the “Supplement”) and an Amended and Restated Agreement dated as of July 31, 2008 (the “Amended Agreement”);

WHEREAS, Cooper and the Company wish to enter into this Agreement effective as of the date hereof to provide for the amendment and restatement of the Chairman’s Agreement and the Supplement as amended by the Amended Agreement;

NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, the parties agree as follows:

1.       Employment   and   Duties.      During   the   term  of  this  Agreement  as  set  forth  in  paragraph  2  below,   Cooper shall  be  employed  as  Chief  Executive  Officer  of  the Company  with  overall  responsibility  for  the  business  and  affairs  of  the  Company  and  Cooper’s powers and  authority  shall  be  superior  to  those  of  any  other  officer  or  employee of  the  Company  or  its  subsidiaries.    If  elected,  Cooper also  agrees  to  continue to serve  as Chairman  of the  Board  of  Directors  of  the  Company.    In  discharging  such  duties  and  responsibilities, Cooper may  also  serve  as  an  executive  officer and/or director of any direct or indirect subsidiary of the Company (collectively, the “TCF Subsidiaries”).  During the term of this Agreement, Cooper shall apply on a substantially full-time basis (allowing for usual vacations and sick leave) all of his skill and experience to the performance of his duties in his positions with the Company and the TCF Subsidiaries.  It is understood that Cooper may have other business investments and participate in other business ventures which shall not interfere or be inconsistent with his duties under this Agreement.  Cooper shall perform his duties at the Company’s principal executive offices in Wayzata, Minnesota or at such other location as may be mutually agreed upon by Cooper and the Company;

provided that Cooper shall travel to other locations at such times as may be necessary for the performance of his duties under this Agreement.

2.       Term of Employment.  This Agreement shall commence on the date hereof and shall continue through December 31, 2014; provided that the term shall be automatically extended for one year on each January 1st commencing January 1, 2015 unless either party gives written notice of non-renewal to the other three months prior to the date on which the automatic extension would be effective.

3.       Compensation and Benefits.  During the term of this Agreement, Cooper shall be entitled to the following compensation and benefits:

(a)          Base Salary, Bonus.  Cooper shall receive:

(i)                                     Effective August 3, 2009, a base salary of Nine Hundred Fifty Thousand Dollars ($950,000.00) payable in accordance with the Company’s customary payroll practices; and

(ii)                                  Such bonus as may be awarded from time to time by the Board of Directors or Compensation Committee of the Company.

(b)         Stock Incentives.  Cooper has received stock options and restricted stock under the terms and conditions set forth in a Restricted Stock Agreement dated July 31, 2008 between the Company and Cooper (the “Restricted Stock Agreement”) and a Non-Qualified Stock Option Agreement dated July 31, 2008 between the Company and Cooper (the “Option Agreement”) (the Option Agreement collectively with the Restricted Stock Agreement are referred to as the “Award Agreements”) pursuant to the TCF Financial Incentive Stock Program, as amended and restated October 20, 2008 (the “TCF Incentive Stock Program”).  Additional awards, if any, of stock options, restricted stock and stock appreciation rights would be made under any stock based plan from time to time adopted by the Company (the “Stock Plans”) as from time to time determined by the Board of Directors or Compensation Committee of the Company.  Cooper shall not receive director’s fees paid to non-employee directors or an annual fee for serving as Chairman.

(c)          Reimbursement of Expenses.  The Company shall reimburse Cooper for all business expenses properly documented, including without limitation, Cooper’s legal fees incurred in the preparation of this Agreement.  Any such payments shall be made no later than 2 ½ months after the end of the calendar year in which the expense was incurred.

(d)         Aircraft.  Cooper shall be entitled to use of the Company’s corporate aircraft at the Company’s expense, provided that Cooper shall be responsible for all individual income taxes resulting from his use of the aircraft for non-business travel.

(e)          Other Benefits.  Cooper shall be entitled to participate in and shall be included in any employee benefit plan, pension plan, supplemental employee retirement plan, fringe benefit programs or similar plan of the Company now existing or established hereafter to the extent that he is eligible under the general provisions thereof.

(f)            Perquisites.  Cooper shall be entitled to other perquisites provided to executive officers, subject to annual review by the Compensation Committee of the Board of Directors.  Payment of perquisites, if any, shall be made no later than 2 ½ months after the end of the calendar year in which Cooper was entitled to such payments.

(g)         Return of Compensation under Section 304 of the Sarbanes-Oxley Act.  Notwithstanding anything in this Agreement to the contrary, in the event of a restatement of financial results by the Company, the Audit Committee of the Board of Directors shall determine (after reasonable notice to Cooper and an opportunity for Cooper, together with his legal counsel, to be heard before the Audit Committee) whether or not repayment of any compensation is required under Section 304 of the Sarbanes-Oxley Act.  If the Audit Committee determines that such repayment is required, the Committee shall make a demand for repayment by Cooper of any bonus or other incentive-based or equity-based compensation, and any profits realized from the sale of TCF stock or other TCF securities, which are required to be returned to the Company as a result of Section 304 of the Sarbanes-Oxley Act.  Cooper shall promptly tender such repayment unless he disputes the findings of the Audit Committee.

4.                      Termination of Employment.

(a)   Termination without Cause.  In the event Cooper’s employment with the Company is terminated by the Company without Cause during the term of this Agreement, Cooper shall be entitled to any remaining Base Salary (as set forth in paragraph 3) determined from the date of termination through the end of the applicable term of this Agreement.  Company shall pay any remaining Base Salary in a single sum payment promptly but not later than 2 ½ months after the end of the calendar year in which the termination occurs.

(b)   Termination for Good Reason by Cooper.   By following the procedure set forth in paragraph 4(d), Cooper shall have the right to terminate his employment with the Company for “Good Reason” in the event there is: (i) any material diminution in the scope of Cooper’s authority and responsibility (provided, however, in the event of any illness or injury which disables Cooper from performing his duties, the Company may reassign Cooper’s duties to one or more other employees until Cooper is able to perform such duties); (ii) a material diminution in Cooper’s base compensation (salary, bonus opportunity, benefits or perquisites); (iii) a material diminution in the authority, duties, responsibilities of the supervisor to whom Cooper is required to report; (iv) a material diminution in the budget over which Cooper retains authority; (v) a material change in geographic location at which Cooper must perform the services; (vi) any other action or inaction that constitutes a material breach by the Company of this Agreement.  If the employment of Cooper is terminated by him for Good Reason, Cooper shall be entitled to any remaining Base Salary (as set forth in paragraph 3) determined from the date of termination through the end of the applicable term of this Agreement.  Company shall pay any remaining Base Salary in a single sum payment promptly but not later than 2 ½ months after the end of the calendar year in which the termination occurs.

(c)   Termination for Cause by the Company.  Termination for Cause shall include the following:  (i) engaging in willful and recurring misconduct in not following the legitimate directions of the Board of Directors of the Company after fair warning; (ii) conviction of a felony and all appeals from such conviction have been exhausted; (iii) engaging in habitual drunkenness; (iv) excessive absence from work which absence is not related to disability, illness, sick leave or vacations; or (v) engaging in continuous conflicts of interest between his personal interests and the interests of the Company after fair warning.

(d)   Notice and Right to Cure.  In the event Cooper proposes to terminate his employment for Good Reason under paragraph (4)(b) above, Cooper shall first provide written notice to the Company of the existence of the condition described as Good Reason in paragraph 4(b) above not less than 90 days after the initial existence of the condition.  The Company will have an opportunity to correct any curable situation to the reasonable satisfaction of Cooper within the period of time specified in the notice which shall not be less than thirty (30) days.  If such correction is not so made or the circumstances or situation is such that it is not curable, Cooper may, within thirty (30) days after the expiration of the time so fixed within which to correct such situation (but not more than two years after the initial existence of the Good Reason), give written notice to the Company that his employment is terminated for Good Reason effective forthwith.

5.       Effect of Termination of Service on July 31, 2008 Restricted Stock Grant.  Notwithstanding anything to the contrary in the Amended and Restated Restricted Stock Agreement effective as of January 20, 2009 (the “Amended Restricted Stock Agreement”), it is agreed and understood that the following provisions will apply to the restricted stock (the “Shares”) granted to Cooper effective July 31, 2008:

(a)          Termination for Cause by the Company, Retirement or Voluntary Resignation.  In the event the employment of Cooper is terminated by the Company for Cause (as defined in paragraph 4(c) above), or Cooper retires or voluntarily terminates his employment with the Company without Good Reason (as defined in paragraph 4(b) above), all Shares which have not vested and remain subject to the Restricted Period (as defined in the Amended Restricted Stock Agreement) at the time of such event shall be forfeited and returned to TCF Financial.

(b)         Termination of Service by Reason of Disability or Death. In the event of Cooper’s disability (as determined by the Committee) or death, Cooper shall be entitled to a prorated number of Shares that remain subject to the Restricted Period (as defined in the Amended Restricted Stock Agreement) at the time of such event; the determination of which shall be made in accordance with the terms and conditions set forth in paragraph

2(b) of the Amended Restricted Stock Agreement, including without limitation the vesting schedule.  The prorated amount shall equal: the number of Shares, if any, that vest under subparagraphs 2(b)(i), 2(b)(ii) and/or 2(b)(iii) of the Amended Restricted Stock Agreement, multiplied by a fraction, the numerator of which is the number of full calendar months Cooper was employed by TCF Financial from August 1, 2008 through the date of such termination; and the denominator of which is 41.

(c)          Termination of Employment by Cooper for Good Reason or by Company without Cause.  In the event Cooper terminates his employment with the Company for Good Reason (as defined in paragraph 4(b) above) or his employment with the Company is terminated by the Company without Cause, Cooper shall be entitled to the Shares when, as and if they become vested in accordance with the terms and conditions set forth in paragraph 2(b) of the Amended Restricted Stock Agreement including without limitation the vesting schedule, without the requirement that Cooper continue in the employ of the Company.

6.                      Covenant Not to Compete; Non-Solicitation Covenant.

(a)          Covenant Not to Compete.  During the term of this Agreement, Cooper agrees that he will not directly or indirectly substantially compete with TCF Financial, TCF National Bank, TCF National Bank Arizona or their respective subsidiaries in the Relevant Market.  The “Relevant Market” is financial businesses located in the States of Arizona, Michigan, Minnesota, Iowa, North Dakota, South Dakota, Colorado and Wisconsin, and the Chicago metropolitan area.

(b)   Non-Solicitation Covenant.  During the term of this Agreement, Cooper agrees that, except with the prior written permission of the Board of Directors of TCF Financial, he will not offer to hire, entice away, or in any manner attempt to persuade any officer, employee, or agent of TCF Financial, TCF National Bank or TCF National Bank Arizona or any of their subsidiaries to discontinue his or her relationship with TCF Financial, TCF National Bank, TCF National Bank Arizona or any of their subsidiaries nor will he directly or indirectly solicit, divert, take away or attempt to solicit any business of the Company or any of its subsidiaries as to which Cooper has acquired any knowledge during the term of his employment with the Company or his service as a director of TCF Financial.

(c)   Extension of Terms of Covenant Not to Compete and Non-Solicitation Covenant.  In consideration for the acceleration of benefits under the Award Agreements upon a Change in Control as defined in the TCF Incentive Stock Program, Cooper’s obligations under paragraphs 6(a) and 6(b) shall be extended for three (3) years following any such Change in Control; provided, however, that during such extended period Cooper may be permitted to engage in activities  otherwise prohibited by paragraphs 6(a) and 6(b) with the prior written permission of the Board of Directors of the Company, which shall not be withheld if the nature and extent of such activity would be immaterial or inconsequential to the Company.

(d)   Remedies.  If Cooper commits a breach, or threatens to commit a breach, of any of the provisions of this paragraph 6, the Company shall have the right of specific performance in addition to any rights and remedies otherwise available at law or in equity.

7.       Certain Additional Payments by the Company.

(a)   Gross-Up Payment.  Anything to the contrary notwithstanding, in the event it shall be determined that any payment, distribution or benefit made or provided by the Company (or any successor thereto) to or for the benefit of Cooper (whether pursuant to this Agreement, the Award Agreements or otherwise) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to as the “Excise Tax”), then the Company shall pay Cooper in cash an amount (the “Gross-Up Payment”) such that after payment by Cooper of all taxes (including any interest or penalties imposed with respect to such taxes), including but not limited to income taxes (and any interest and penalties imposed with respect thereto) and any additional Excise Tax, imposed upon the Gross-Up Payment, Cooper retains (after payment of such taxes, interest and penalties) an amount of the Gross-Up Payment equal to the Excise Tax imposed on the Payments.  Any such Gross-Up Payments shall be made promptly, and in no event later than the end of the calendar year following the year in which the right to Gross-Up Payment arises.

(b)   Determination of Gross-Up Payment.  Subject to paragraph (c) below, all determinations required to be made under this Agreement or under the Award Agreements, including whether a Gross-Up Payment is required and the amount of the Gross-Up Payment, shall be made by the firm of independent public accountants selected by the Company to audit its financial statements for the year immediately preceding a Change in Control (the “Accounting Firm”) which shall provide detailed supporting calculations to the Company and Cooper within thirty (30) days after a Payment is made.  In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, Cooper shall appoint another nationally recognized accounting firm to make the determinations required under this paragraph (which accounting firm shall then be referred to as the “Accounting Firm”).  All fees and expenses of the Accounting Firm in connection with the work it performs pursuant to this paragraph shall be promptly paid by the Company.  A Gross-Up Payment (as determined pursuant to this paragraph) shall be paid by the Company to Cooper within five (5) days of the receipt of the Accounting Firm’s determination.  If the Accounting Firm determines that no Excise Tax is payable by Cooper, it shall furnish Cooper with a written opinion that failure to report the Excise Tax on Cooper’s applicable federal income tax return would not result in the imposition of a negligence or a similar penalty.  Any determination by the Accounting Firm shall be binding upon the Company and Cooper.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”).  In the event that the Company exhausts its remedies pursuant to paragraph (c) below, and Cooper is thereafter required to make a payment of Excise Tax, the Accounting Firm shall promptly determine the amount of the Underpayment that has occurred and any such Underpayment shall be paid by the Company to Cooper within five (5) days after such determination.

(c)   Contest.  Cooper shall notify the Company in writing of any claim made by the Internal Revenue Service that, if successful, would require the Company to pay a Gross-Up Payment.  Such notification shall be given as soon as practicable but no later than sixty (60) business days after Cooper knows of such claim, but in no event later than ten (10) business days prior to the Internal Revenue Service response due date, at which time Cooper shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid.  Cooper shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the Company notifies Cooper in writing prior to the expiration of such period that it desires to contest such claim, Cooper shall:

(i)                 give the Company any information reasonably requested by the Company relating to such claim;

(ii)                  take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Company and reasonably acceptable to Cooper;

(iii)                  cooperate with the Company in good faith in order effectively to contest such claim;

(iv)                  permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Cooper harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses.  Without limitation on the foregoing provisions of this paragraph (c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Cooper to pay the tax, interest and penalties claimed and sue for a refund or contest the claim in any permissible manner, and Cooper agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Cooper to pay such claim and sue for a refund, the Company shall advance, on an interest-free basis, the amount of such payment to Cooper together with any Excise Tax and income taxes imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Cooper with respect to which such contested amount is claimed to be due is limited solely to such contested amount.  Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Cooper shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d)   If, after the receipt by Cooper of an amount advanced by the Company pursuant to paragraph (c), Cooper becomes entitled to receive any refund with respect to such claim, Cooper shall (subject to the Company’s complying with the requirements of paragraph (c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after any income or other taxes applicable thereto and assessed on Cooper have been paid by Cooper from such refund).  If, after the receipt by Cooper of an amount advanced by the Company pursuant to paragraph (c), a determination is made that Cooper shall not be entitled to any refund with respect to such claim and the Company does not notify Cooper in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

(e)   Section 409A of the Internal Revenue Code.  The arrangements described in this Agreement and the Award Agreements are intended to comply with Section 409A of the Internal Revenue Code to the extent such arrangements are subject to that law.  The parties agree that they will negotiate in good faith regarding amendments necessary to bring this Agreement into compliance with the terms of that Section or an exemption therefrom as interpreted by guidance issued by the Internal Revenue Service.  The parties further agree that to the extent any part of this Agreement fails to qualify for exemption from or satisfy the requirements of Section 409A, the affected arrangement may be operated in compliance with Section 409A pending amendment to the extent authorized by the Internal Revenue Service.  In such circumstances Company will administer this Agreement in a manner which adheres as closely as possible to the existing terms and intent of the Agreement while complying with Section 409A.  This paragraph does not restrict Company’s rights (including, without limitation, the right to amend or terminate) with respect to this Agreement to the extent such rights are reserved under the terms of this Agreement.

8.       Attorney’s Fees.  In the event of a dispute between the Company and Cooper relating to Cooper’s services hereunder or the terms or performance of this Agreement, including, but not limited to, paragraphs 3(g) and 4(d) of this Agreement, the Company shall promptly pay Cooper’s reasonable expenses of attorney’s fees and expenses in connection with such dispute upon delivery of periodic billings for same, provided that (i) Cooper shall promptly repay all amounts paid under this paragraph 8 at the conclusion of such dispute if the resolution thereof includes a finding that Cooper did not act in good faith in the matter in dispute or in the dispute proceeding itself, and (ii) no claim for expenses of representation shall be submitted by Cooper unless made in writing to the Board of Directors within 90 days after receipt of billing for such representation.  Any such payment shall be made promptly, and in any event no later than the end of the calendar year following the year in which the expense was incurred.

9.       Other Benefits.  The benefits provided under this Agreement shall, except to the extent otherwise specifically provided herein, be in addition to, and not in derogation or diminution of, any benefits that Cooper or his beneficiary may be entitled to receive under any other plan or program now or hereafter maintained by the Company or TCF Subsidiaries.

10.     Successors.  The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company, to expressly assume and agree to perform its obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform them if no succession had taken place unless, in the opinion of legal counsel mutually acceptable to the Company and Cooper, such obligations have been assumed by the successor as a matter of law.  Cooper’s rights under this Agreement shall inure to the benefit of, and shall be enforceable by, Cooper’s legal representative or other successors in interest, but shall not otherwise be assignable or transferable.

11.     Other Agreements.  This Agreement supersedes and replaces effective the date hereof all prior agreements or understandings relating to the terms of Cooper’s service with the Company, including the Chairman’s Agreement and the Supplement, and the Amended Agreement, except as set forth herein.  Except as specifically provided herein, this Agreement does not supersede or replace any agreement between the Company and Cooper pursuant to any plans or programs of the Company, including any stock option agreement, restricted stock agreement or supplemental retirement agreement.

12.     Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first written above.

WITNESS:	TCF FINANCIAL CORPORATION

/s/ James Korstange	By	/s/ Gregory J. Pulles
	Its	Vice Chairman and Secretary

WITNESS:

/s/ Pamela J. Gordley		/s/ William A. Cooper
William A. Cooper